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                                                                    EXHIBIT 99.1

PRESS RELEASE

LASON RESTRUCTURES FINANCIAL POSITION AND OPERATIONS FOR FUTURE GROWTH - ANNOUNCES PRE-ARRANGED CHAPTER 11 FILING

TROY, MI - (Business Wire) - December 5, 2001 - Lason, Inc. (OTC: LSONE) today announced that its Board of Directors approved a restructuring of its capital structure and operations to improve the Company's financial health and position it for future growth.

Pursuant to a pre-arranged agreement with the holders of its approximately $260 million in senior secured debt, the Company has filed a petition in Wilmington, Delaware to reorganize under Chapter 11 of the United States Bankruptcy Code. The filing does not include any Lason entities outside of the United States. As a result of the filing, all litigation against the Company as previously disclosed has been stayed.

"We have initiated this process to create a new and improved Lason. It is our objective to efficiently and effectively create a new capital structure, by right-sizing our balance sheet, which will allow the Company to capitalize on the tremendous growth potential of the data capture and imaging services industry. The proposed financial restructuring will include the conversion of over $175 million in senior secured debt into common equity, resulting in the full extinguishment of existing common equity. The conversion should also eliminate in excess of $1 million of monthly interest costs to the Company. We expect this exchange to have a positive impact upon the Company's financial health and serve as a catalyst for future revenue growth", stated Mr. Ronald D. Risher, President and Chief Executive Officer.

The pre-arranged agreement includes a commitment for a debtor-in-possession ("DIP") financing facility from certain members of its existing senior secured bank group. The financing will become available once the terms have been finalized and approved by the court. It is anticipated that the DIP facility combined with cash from operations will provide the Company with the liquidity necessary to meet its future obligations to customers, employees and vendors. Employees will continue to receive pay and health benefits in accordance with existing Company policy. Other terms of the Company's pre-arranged agreement were not disclosed. The Company expects to file its Disclosure Statement and Plan of Reorganization within the next thirty days. There is no assurance that the court will approve all of the terms of the Company's pre-arranged agreement, as incorporated into and submitted as part of the Plan of Reorganization.

Lason, which became a public company in 1996, grew rapidly through the acquisition of over 76 businesses in a period of four years. Lason accumulated approximately $320 million in debt in completing these acquisitions. The Company's rapid growth combined with significant debt and litigation arising from its acquisitions placed an unsustainable financial burden on the Company. The Company expects its Chapter 11 filing to be the vehicle that will rectify these issues, allowing it to focus solely on its business operations.

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Lason also announced a restructuring of its organization and operations. Lason will now be structured around three primary lines of business: Data Capture, Imaging Services and Products and Output Processing. "The Company's line of business approach will bring greater clarity and focus to the operation of our core business and allow us to proceed with the continued integration of the numerous acquisitions completed during the period of 1996 - 1999. There are still a number of synergies to be gained in our core operations through the integration process", said Mr. Risher.

As part of the operational restructuring, the Company expects to close several facilities and as previously disclosed sell several non-core businesses, which will result in workforce reductions. The Company's new focus will allow it to continue to streamline its organizational infrastructure, while at the same time continuing to deliver customers the quality services that they have come to expect. These closures and workforce reductions are in addition to the approximately 10 facilities and over 800 positions (approximately 10% of total headcount) that have been eliminated since January 1, 2001.

Under Lason's revised operational and organizational structure, Mr. Jerry Hon will serve as Executive Vice President of the Company's Data Capture operations, Mr. Michael Riley will serve as Executive Vice President of its Imaging Services and Products operations and Mr. Ken Eller will serve as Executive Vice President of its Output Processing operations.

"We are excited about the agreement that we have been able to reach with our bank group and the confidence this shows in our restructuring plan. We believe that this agreement, combined with our organizational restructuring allows the Company to put the past behind it so that it can focus solely on its operations and growth opportunities. We have outstanding customer relationships and will continue to serve those customers through one Lason team with one goal...providing our customers with best in class quality and service", stated Mr. Risher.

Lason is headquartered in Troy, Michigan. More information about the Company can be found on its website at http://www.lason.com.

About the Company

Lason is a leading provider of integrated information management services, transforming data into effective business communication, through capturing, transforming and activating critical documents. Lason has operations in the United States, Canada, Mexico, India and the Caribbean. The company currently has over 85 multi-functional imaging centers and operates over 60 facility management sites located on customers' premises. Lason is available on the World Wide Web at http://www.lason.com/.


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This press release, other than historical financial information, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward looking statements are: (i) that the information is of a preliminary nature and may be subject to further adjustment, (ii) variations in quarterly results, (iii) the assimilation of acquisitions, (iv) the management of the Company's growth and expansion, (v) dependence on major customers, dependence on key personnel, (vi) development by competitors of new or superior products or services, or entry into the market of new competitors, (vii) fluctuations in paper prices, (viii) reliability of the Company's data, (ix) volatility of the Company's stock price,
(x) changes in the business services outsourcing industry, (xi) significance of intangible assets, (xii) changes related to compensatory stock options, (xiii) management's ability to successfully complete its restructuring and repositioning initiatives, (xiv) any financial and legal effect of the class action litigation, (xv) negotiations with the Company's unsecured creditors and confirmation of a plan of reorganization, and (xvi) other risks identified from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.